UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 17, 2022

UNDER ARMOUR, INC.

Maryland	001-33202	52-1990078
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1020 Hull Street, Baltimore, Maryland	21230
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (410) 468-2512

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Class A Common Stock	UAA	New York Stock Exchange
Class C Common Stock	UA	New York Stock Exchange
(Title of each class)	(Trading Symbols)	(Name of each exchange on which registered)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 18, 2022, Under Armour, Inc. (the “Company”) issued a press release announcing that Patrik Frisk, the Company’s President and Chief Executive Officer, will be stepping down from his role and as a member of the Company’s Board of Directors (the “Board”). On May 17, 2022, the Board approved the appointment of Colin Browne, the Company’s Chief Operating Officer, as interim President and Chief Executive Officer and principal executive officer effective June 1, 2022. To support the transition, Mr. Frisk will remain with the Company as an advisor through September 1, 2022 (the “separation date”), and thereafter will provide consulting services until September 2023.

A copy of the Company’s press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Mr. Frisk’s Separation Agreement

In connection with his departure, Mr. Frisk and the Company have entered into a separation agreement and release (the “Agreement”). The Agreement provides that upon his departure Mr. Frisk will receive lump sum payments of (1) $6.89 million, representing two times his annual base salary and target level annual cash incentive award and (2) $238,000 intended to reimburse him for potential relocation costs, eighteen months of COBRA continuation coverage and outplacement services. Mr. Frisk will also continue to receive tax preparation services for 2021 and 2022. All of Mr. Frisk’s unvested equity awards as of the separation date will be forfeited. The Agreement supersedes all contractual or other severance that Mr. Frisk was otherwise eligible to receive under our executive severance policy, as previously disclosed. The Agreement further provides that Mr. Frisk will enter into a consulting agreement with the Company following his separation date, pursuant to which Mr. Frisk will receive $1.3 million of consulting fees, payable quarterly in arrears through September 2023.

The payments and benefits to Mr. Frisk under the Agreement are subject to his execution and non-revocation of a reaffirmation of a release of claims arising through his separation date and other post-employment commitments and obligations. The Agreement further requires that Mr. Frisk continue to comply with the requirements of his Employee Confidentiality, Non-Competition and Non-Solicitation Agreement (as amended), including during the term of the consulting agreement.

The description of the Agreement in this Item 5.02 is qualified in its entirety by reference to the full text of the Agreement, a copy of which is attached hereto as Exhibit 10.01 and incorporated by reference herein.

Mr. Browne’s Compensation

In connection with and upon his appointment as interim President and Chief Executive Officer, on May 17, 2022, the Human Capital and Compensation Committee of the Company’s Board approved an increase of Mr. Browne’s annual base salary for fiscal year 2023 to $1 million (currently $775,000), and an increase to his target level annual cash incentive award to 165% of his base salary (currently 75%). In his current role as Chief Operating Officer, Mr. Browne’s total target annual equity award for fiscal year 2023 is $1.75 million, representing a mix of 50% time-based restricted stock unit awards and 50% performance-based restricted stock unit awards. In connection with this appointment, Mr. Browne is expected to be granted an additional $3.0 million of restricted stock unit awards, with the same mix of time- and performance-based vesting conditions.

Other Matters

A description of Mr. Browne’s age and business experience is available in Part I, Item 1 of the Company’s most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and is incorporated by reference herein. No additional disclosures are required regarding Mr. Browne pursuant to Item 401(b), (d), (e) and Item 404(a) of Regulation S-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit

10.01	Separation Agreement between the Company and Patrik Frisk dated May 17, 2022, including General Release and Form of Consulting Agreement.

99.1	Under Armour, Inc. press release dated May 18, 2022.

101	XBRL Instance Document - The instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNDER ARMOUR, INC.

Date: May 18, 2022	By:	/s/ John P. Stanton
John P. Stanton
Executive Vice President, General Counsel & Secretary